Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of TILT Holdings Inc.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of TILT Holdings Inc. (the Company) of our report dated April 19, 2022, relating to the consolidated financial statements as of and for the years ended December 31, 2021 and 2020 which appears in the Company’s registration statement on Form 10 (File No. 000-56422) filed with the U.S. Securities and Exchange Commission on April 19, 2022, as amended on June 3, 2022, and as further amended on June 29, 2022.

/s/ Macias Gini & O’Connell LLP

San Francisco, California

July 22, 2022